EXHIBIT 10

CH 5G P.O. Box 9777 Federal Way, Washington 98063-9777 Tel (253) 924-7610 dan.fulton@weyerhaeuser.com Daniel S. Fulton President and Chief Executive Officer

September 30, 2010

J. M. Branson

Senior Vice President

Timberlands

Weyerhaeuser Company

Corporate Headquarters Building

33663 Weyerhaeuser Way South

Federal Way WA 98003

Dear Mike:

As you know, I have today relieved you of your ongoing responsibilities as Senior Vice President, Timberlands, for Weyerhaeuser Company. To ensure a smooth transition, I am able to offer you the following transition package.

In exchange for your agreement to the terms and conditions spelled out in this letter, the Company will provide you with the following benefits:

1. Employment Through February 22, 2011. The Company will retain you on the payroll as an active employee through February 22, 2011. During the remainder of your employment term, you will report to me in the role of advisor and you will be available during business hours on request, except that you will use all of your accrued and banked vacation between now and February 22, 2011.

2. Compensation. You will continue to be paid your existing base salary through February 22, 2011, and will be eligible for a 2010 bonus based on your 2010 leadership performance and Timberlands’ bonus funding, if any, for 2010. Your compliance with this agreement will be a factor in determining your 2010 performance. You will not be eligible for increased base pay for 2011 or a 2011 award of restricted shares or stock options.

3. Severance and Other Benefits. You will be eligible to receive your severance benefits under your Executive Severance Agreement after your termination date, assuming you comply with the terms and conditions of that Agreement.

J. M. Branson

September 30, 2010

In exchange, you agree to the following terms:

1. Cooperate in Transition. You agree to fully cooperate in all reasonable transition planning, implementation and communications (both internal and external) through the date of your termination on February 22, 2011.

2. Confidentiality and Nondisparagement. You agree that you will not use, disclose, publish or distribute any Confidential Information about the Company, its business or its activities or the activities of the individuals associated with the Company. In addition, you agree that you will not make any derogatory or disparaging comments to the press or any individual or entity regarding the Company, its business or any of its activities or the activities of the individuals associated with the Company, their families, friends, associates or any other person with whom you have had dealings or of whom you have had observations, or the relationship between or among any of the foregoing parties, entities and/or individuals.

You are welcome to consider this offer until the close of business on Wednesday, October 6, 2010, after which it shall expire. If you wish to accept this offer, please return a signed copy of this letter to John Hooper by the close of business on Wednesday, October 6, 2010.

If you decide not to accept this offer by 5:00 p.m. on Wednesday, October 6, 2010, then your employment relationship will terminate at that point and you will be paid your base salary through October 6, 2010, together with any banked but unused vacation time, and you will be eligible for your severance benefit under your Executive Severance Agreement provided that you comply with the terms and conditions of that Agreement.

On behalf of the Weyerhaeuser Company, thank you for your many contributions over the years. I wish you the very best in your future endeavors. Please let me know if you have any questions.

Very truly yours,

Daniel S. Fulton

President and CEO

By signing below, I agree to the terms outlined in this letter.

/s/ James M. Branson
J.M. Branson Dated: 30 September 2010